Exhibit 10.1

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “[**]”.

PROVIDING COMPONENTS FOR PEOPLE TO LIVE A LONGER, HEALTHIER AND MORE FUN LIFE

lululemon athletica Supply Agreement

This Agreement is made on April 20th, 2011 between lululemon athletica canada inc. (“lululemon athletica”) and                     [**]                     (“Supplier”).

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1.	DEFINITIONS: In this Agreement:

(a)	“Agreement” means this Agreement and all Appendices attached hereto, and includes the terms and conditions of the Vendor Information Package, which are incorporated herein by reference.

(b)	“B-Grade Products” means Products that are classified as B-Grade Products by lululemon athletica pursuant to the criteria specified in the Quality Manual and that exhibit defects or non-conformities that, in lululemon athletica’s sole discretion, (i) do not render the Products un-wearable, (ii) do not create a risk of potential injury or discomfort to the user, (iii) are not likely to require repair or replacement or result in defective returns from consumers, (iv) will not discredit the lululemon athletica brand in the marketplace and (v) can be economically resold by lululemon athletica through existing retail stores.

(c)	“C-Grade Products” means Products that are classified as C-Grade Products by lululemon athletica pursuant to the criteria specified in the Quality Manual and that exhibit defects or non-conformities that render the Products unacceptable to lululemon athletica.

(d)	“Confidential Information” means any information in whatever form or medium (including any copies of such information that Supplier is authorized by lululemon athletica to make) that is identified by lululemon athletica as confidential or proprietary or which, in the circumstances, ought to be treated as confidential or proprietary, including non-public information related to lululemon athletica’s (and/or an affiliate’s) business, employees, techniques, technology, technical data, technical assistance, development work, art work, design work, plans, sketches, patent applications, trade secrets, know-how, designs, manufacturing, products, marketing plans, sales strategies, research and development activities, financial affairs, data and information systems, vendors and customers and, for greater certainty, includes the lululemon IP, Vendor Information Package, the Quality Manual, the Specifications and the terms of this Agreement.

(e)	“Hand over Date” means the date for delivery of Products to lululemon athletica specified in a Purchase Order.

(f)	“Delivery Location” means the location specified in a Purchase Order to which the Products will be delivered.

(g)	“First Quality Products” means Products that conform to the Specifications and otherwise meet the criteria for First Quality Products as specified in the Quality Manual.

(h)

“Force Majeure” means any circumstance beyond the reasonable control of a party, other than the inability to meet financial obligations, including acts of God, acts or restraints of governments or public authorities, wars, revolutions, riots or civil commotions, strikes, lock-outs or other industrial actions, failure of supplies of power or fuel and damage to premises or storage facilities by explosion, fire, corrosion, flood or natural disaster.

(i)	“Improvements” has the meaning ascribed to that term in Section 22.

(j)	“Indemnitee” has the meaning ascribed to that term in Section 19.

(k)	“lululemon IP” means all intellectual property rights of lululemon athletica, including all copyrights, patents, trademarks, trade secrets, industrial designs, logos, commercial symbols, product designs and know how and all applications, continuations, extensions, notices, licenses, sublicenses, agreements and registrations thereof in any jurisdiction.

(l)	“Manufacturing Standards” has the meaning ascribed to that term in Section 14.

(m)	“Overruns” means First Quality Products manufactured in excess of the quantity set out in the Purchase Order relating to such Products.

(n)	“Products” means all products for which Specifications or other proposals, requirements, concepts, designs, technology, technical data, technical assistance or specifications are submitted by lululemon athletica to Supplier and all other products supplied by Supplier to lululemon athletica.

(o)	“Purchase Order” means a purchase order issued by lululemon athletica to Supplier for the purchase of Products, which complies with the terms and conditions set out in the Vendor Information Package.

(p)	“Quality Manual” means lululemon athletica’s manual which sets out the overall quality standards and requirements with which all suppliers must comply, and which includes the criteria for classifying the quality of products manufactured by or for lululemon athletica as First Quality Product, B-Grade Products or C-Grade Products.

(q)	“Specifications” means functional, technical, operational, performance, design, quality and similar specifications relating to a Product and any raw materials used in respect of the Product, including product drawings, sketches, samples, material and component specifications, packaging, marketing, labelling, test procedures, functional and quality goals, schematics and other specifications, as applicable, whether in written or electronic formats, as delivered or approved by lululemon athletica.

(r)	“Vendor Information Package” means the vendor information package provided by lululemon athletica to Supplier and as amended or replaced by lululemon athletica from time to time in its sole discretion.

Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.

2.	TERM AND TERMINATION OF AGREEMENT: This Agreement will commence on the date first above written and will remain in effect thereafter until terminated in accordance with the provisions of this Agreement. lululemon athletica may terminate this Agreement and/or cancel any Purchase Order, without charge:

(a)	immediately on notice if Supplier breaches any material term of this Agreement and (i) such breach is not corrected within thirty (30) days of the date of lululemon athletica’s notice of the breach, or (ii) if full correction is not reasonably possible within such thirty (30) day period, Supplier is not making reasonable efforts, at lululemon’s sole discretion, to correct such breach; or

(b)	on ninety (90) days’ written notice to Supplier.

3.	SUPPLY COMMITMENT: During the term of this Agreement, Supplier will manufacture and supply Products to lululemon athletica in accordance with the terms and conditions set out in this Agreement.

4.

PURCHASE ORDERS: When lululemon athletica elects to purchase Products from Supplier, lululemon athletica will issue a Purchase Order. Purchase Orders will be deemed to be accepted by Supplier at the end of the third business day following Supplier’s receipt of the Purchase Order unless Supplier provides lululemon athletica with notice of its rejection of the Purchase Order prior to that time. Supplier will fulfill all Purchase Orders received from lululemon athletica in accordance with the provisions of this Agreement and the Purchase Order. Supplier will not make substitutions or modifications to Products ordered unless lululemon athletica has consented in writing to the modification. In the event that Products are ordered, sold or delivered without the issuance of a formal Purchase Order for any reason whatsoever, such order, sale or delivery will be subject to the terms of this Agreement. Notwithstanding any provision of this Agreement, lululemon athletica will have no obligation to issue Purchase Orders. In the event of any conflict between the terms set out in any Purchase Order and the terms of this Agreement, the terms of the Purchase Order will govern.

5.	PRICE: Supplier will supply each Product at the prices set out in the applicable Purchase Order accepted by Supplier in accordance with Section 4 hereto unless otherwise agreed to by the parties in writing. If a Purchase Order specifies a per unit price and quantity of Products and does not specify hourly rates or estimates for services, any and all engineering and other services incidental to or associated with the production of the Products will be deemed to be included in the per unit price of the Products.

6.	TAXES: Prices for Products will be inclusive of all taxes, with the exception of Goods and Services Tax (“GST”). Where applicable, GST will be shown as a separate line on Supplier’s invoice and Supplier will clearly indicate its GST registration number.

7.	CHARGES PRIOR TO IMPORTATION: Supplier will be liable for the payment of any duties, taxes and other charges levied on Products prior to their importation into the destination country.

8.	PAYMENT: Unless otherwise provided in the Purchase Order, lululemon athletica will pay Supplier in accordance with the terms and conditions set out in the Vendor Information Package or with terms negotiated in writing between lululemon and supplier. Payment will not constitute acceptance of Products and will be subject to adjustment for shortages, defects, non-conformance and other failures of Supplier to meet any terms or conditions of this Agreement.

9.	DELIVERY: Supplier will deliver the Products ordered by lululemon athletica, and all necessary accompanying documentation, to the Delivery Location by the Delivery Date. Delivery will be deemed to be complete only when the Products and all necessary accompanying documentation have been actually received at the FCA Freight Forwarder by lululemon athletica or its agent, consolidator or carrier, as applicable. Unless otherwise provided in the Purchase Order, title to and risk of loss of the Products will pass to lululemon athletica upon delivery to the Delivery Location for shipments within Canada and shipments within the USA and upon arrival to the port of departure for Products to be shipped from outside of Canada or from outside the USA.

10.	LATE SHIPMENTS: Where Supplier reasonably determines that any shipment of Products will be delivered after the “hand over” Date, Supplier will immediately notify lululemon athletica. lululemon athletica will have the right to cancel, without charge or cost to lululemon athletica, any Purchase Order in respect of which notice of late delivery is given if (i) lululemon athletica determines, acting reasonably, that the late delivery is likely to prevent lululemon athletica from fulfilling its obligations its retail outlets or (ii) Supplier has not delivered the Products within fourteen (14) days of the Delivery Date. If lululemon does not exercise its right to cancel a Purchase Order, or if lululemon otherwise accepts a delivery after the Delivery Date, then the amount outstanding under a Purchase Order for Products delivered by Supplier after the Delivery Date will be reduced in accordance with the following:

Delay	Discount
1-7 days	Cost of Factory Air Freight
8-14 days	5% + Factory Air freight
15-21 days	15% + Factory Air Freight
21-28 days plus	30% + Factory Air Freight

11.	INSPECTION AND ACCEPTANCE: lululemon athletica will perform an inspection of the Products within a reasonable time after delivery. If in the inspection lululemon athletica determines that the Products or a sampling thereof are not First Quality Products, in addition to any of the rights and remedies otherwise available to lululemon athletica, lululemon athletica may, at its election, (i) send the defective Products back to Supplier to be replaced with Products that are First Quality Products or (ii) require Supplier to provide lululemon athletica with a complete refund of or credit for the aggregate price of such defective products. lululemon athletica will have no obligation to purchase Products that are not First Quality Products.

12.	DEFECTIVE PRODUCTS: lululemon athletica will have the right, but not the obligation, to purchase B-Grade Products at a unit price equal to fifty percent (50%) of the unit price specified in the Purchase Order. lululemon athletica will advise Supplier of its election to purchase B-Grade Products within five (5) business days of notification by Supplier of an inventory of B-Grade Products or, where such notification is not provided, delivery of B-Grade Products to lululemon. Any Products determined by lululemon athletica to be C-Grade Products and any B-Grade Products not purchased by lululemon athletica will be destroyed pursuant to Section 16 of this Agreement.

13.	COMPLIANCE WITH LAWS: Supplier will ensure that the manufacturing and supply of the Products, the Products, the destruction of any Products pursuant to Section 16 of this Agreement and the disposal of any materials created or used in the manufacturing process for the Products comply with all applicable laws and regulations, including laws relating to occupational health and safety, waste management and the environment. Supplier agrees to take all actions to comply with all applicable customs and trade laws as they relate to the manufacturing and supply of the Products to lululemon athletica, including determination of (i) manufacturing country of origin, (ii) component and value information supporting duty preference programs or trade preference programs and (iii) quota or visa restrictions. Upon request by lululemon athletica, Supplier will provide information related to the value, origin of materials and origin of components used in the manufacture of Products and any information necessary to substantiate the manufacturing country of origin. If lululemon athletica or any customs authority determines that any information provided by Supplier is incorrect, inaccurate or incomplete, then Supplier will be liable for any fines, penalties, additional duties or other fees resulting from such incorrect, inaccurate or incomplete information. Supplier will maintain records, whether paper or electronic, relating to Purchase Orders and deliveries of Products for a period of 7 (seven) years from the actual date of delivery of the relevant Products or as otherwise required by applicable law, whichever is longer. Supplier will notify lululemon athletica immediately upon becoming aware of any concerns relating to compliance with this Section 13.

14.	MANUFACTURING STANDARDS: lululemon athletica will provide Supplier, from time to time, with Quality Manuals, Specifications, Vendor Information Packages, supplier manuals, restricted substances lists, health and safety manuals and other written documentation setting out lululemon athletica’s requirements for manufacturing of Products, including Product packaging (collectively, the “Manufacturing Standards”). Unless Supplier objects in writing to the Manufacturing Standards within thirty (30) days after receipt of any such Manufacturing Standards, the Manufacturing Standards will and will be deemed to apply to all Purchase Orders received by Supplier after the date of Supplier’s receipt of such Manufacturing Standards. If the terms of any Manufacturing Standard conflict or are inconsistent with the terms of this Agreement, the terms and conditions of this Agreement will govern. lululemon athletica and its employees, directors, officers and agents may, during regular business hours, enter and inspect the facilities where the Products are manufactured, assembled, packaged or stored.

15.	OVERRUNS: In order to assist in the avoidance of waste and inefficiency in Supplier’s manufacturing process, lululemon athletica will accept and pay for Overruns at 100% of the price specified in the Purchase Order PROVIDED that (i) the quantity of Overruns does not exceed five percent (5%) of the quantity specified in the Purchase Order, (ii) if Overruns exceed five percent (5%), Supplier must notify lululemon athletica who, at its sole discretion, may accept or reject such quantities and (iii) the Product size distribution of the Overruns must be reasonably consistent, at lululemon’s sole discretion, with the Product size distribution specified in the Purchase Order.

16.	DESTRUCTION OF PRODUCT: Upon (i) termination of this Agreement or any Purchase Order, (ii) the rejection of B-Grade Products or C-Grade Products pursuant to Section 12 of this Agreement or (iii) the rejection of any Overruns pursuant to Section 15 of this Agreement, lululemon athletica will have the right to require Supplier to destroy Products in Supplier’s possession at the time of such termination or rejection, as well as any components or raw materials bearing lululemon athletica’s trademarks, trade names or logos. Supplier will complete such destruction in a manner acceptable to lululemon athletica, acting reasonably, and lululemon athletica will have the right to witness such destruction. Upon request, Supplier will provide lululemon athletica with a certificate of destruction in a form acceptable to lululemon athletica.

17.	PACKAGING AND QUALITY ASSURANCE: Supplier will securely pack the Products for domestic and international shipment and for any required warehouse storage. Packaging will be sufficient to ensure safe arrival of the Products. Supplier will firmly attach and provide all relevant shipping documentation stipulated in Vendor information package including a copy of the detailed packing list, referencing the Purchase Order number(s), to the outside of the shipping container. Supplier will provide a QA audit certificate, signed by Supplier’s quality assurance supervisor or similar personnel, itemizing all of the Products shipped and certifying that the Products conform to the Specifications.

18.	REPRESENTATIONS, WARRANTIES AND COVENANTS: Without limiting the other provisions of this Agreement, Supplier represents, warrants and covenants that:

(a)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b)	the execution, delivery and performance of this Agreement and any Purchase Order will not violate or conflict with any other agreement or commitment of Supplier;

(c)	the Products will, at the time of delivery to lululemon athletica, be free and clear of all liens, charges and encumbrances;

(d)	upon delivery to lululemon athletica, the Products will be of merchantable quality free from all defects in design, workmanship and materials, conform to the Specifications, be fit for their intended purpose, be constructed of new materials and have been designed and manufactured in accordance with the Manufacturing Standards; and

(e)	the Products will be manufactured and sold by Supplier to lululemon athletica in compliance with all applicable laws, ordinances, rules and regulations, whether federal, provincial, municipal or otherwise.

These representations, warranties and covenants will survive inspection, acceptance, payment, on-sale and termination of this Agreement. lululemon athletica reserves the right to cancel any Purchase Order if it reasonably believes Product to be delivered does not comply with the requirements of this Section 18.

19.	INDEMNIFICATION: Without in any way limiting any of the rights or remedies otherwise available to lululemon athletica, Supplier will indemnify and hold harmless lululemon athletica, each affiliate of lululemon athletica and each of their successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives (each an “Indemnitee”) against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including legal fees) that is directly or indirectly suffered or incurred at any time by an Indemnitee, or to which an Indemnitee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to (i) any breach of any representation or warranty made by Supplier pursuant to this Agreement, (ii) any failure by Supplier to perform of fulfill any of its covenants or agreements set forth in this Agreement or (iii) any litigation, proceeding or claim by any third party relating in any way whatsoever to the obligations of Supplier under this Agreement.

20.	INSURANCE: Supplier will, at Supplier’s own expense, obtain and keep in effect during the term of this Agreement and any Purchase Order the following minimum insurance coverage:

(a)	Commercial General Liability Insurance, including coverage for premises, operations, independent contractors, personal injury, products liability, property damage and contractual liability, with a limit of not less than two million dollars ($2,000,000) per occurrence; and

(b)	Workers’ Compensation Insurance or local equivalent (in compliance with applicable local, provincial, state and federal laws) covering all of Supplier’s employees engaged in the provision of services under this Agreement, and Employers’ Liability Insurance with a limit of not less than one million dollars ($1,000,000) per occurrence.

All insurance policies will be endorsed to name lululemon athletica and its affiliates and their respective directors, officers, employees and agents as additional insureds and will be written on an occurrence basis. Insurance policies will be available for inspection by lululemon athletica at any time. Failure on the part of lululemon athletica to inspect or identify discrepancies in the insurance certificates will not be construed as a waiver of Supplier’s obligation to maintain the required insurance.

21.	TRADE MARKS AND TRADE NAMES: Supplier agrees that trade marks, trade names and logos used to identify lululemon athletica and lululemon athletica merchandise are the exclusive property of lululemon athletica, and Supplier has no interest, and will acquire no interest, in such trade marks, trade names or logos except for the right to use them in accordance with the Specifications or as otherwise expressly permitted under this Agreement or a Purchase Order. Upon termination of this Agreement or upon request by lululemon athletica, Supplier agrees to immediately cease all use of lululemon athletica’s trade marks, trade names and logos and to return to lululemon athletica all copies of advertising, marketing, promotional or other material in the possession or control of Supplier bearing such trade marks, trade names or logos.

22.	INTELLECTUAL PROPERTY: Supplier acknowledges and agrees that lululemon athletica owns and will remain the owner of all lululemon IP, including any intellectual property developed during the term of this Agreement. In the event that Supplier or any of its employees, subcontractors or agents develops, either independently or jointly with lululemon athletica, any design elements, production techniques or improvements (the “Improvements”) based on the Specifications or any other proposals, concepts, designs or specifications provided by lululemon athletica, such Improvements and all rights associated therewith are and will remain the exclusive property of lululemon athletica or its nominees, whether or not patented or copyrighted and without regard to any termination of this Agreement. Supplier hereby assigns and transfers, and will ensure that its employees, subcontractors or agents assign and transfer, to lululemon athletica all of its right, title and interest in and to any Improvements, effective upon creation thereof. If for any reason this Agreement does not qualify as an assignment of all of Supplier’s rights, or all of the rights of its employees, subcontractors or agents, in and to any Improvements, Supplier agrees to assign, and to ensure that its employees, subcontractors or agents assign, such rights to lululemon athletica.

23.	INTELLECTUAL PROPERTY RIGHTS COOPERATION: Supplier will, and will ensure that its employees, subcontractors and agents will, assist lululemon athletica and its nominees in every proper way during and subsequent to the term of this Agreement, at lululemon athletica’s or its nominee’s expense, to obtain, for lululemon athletica’s or its nominee’s benefit, patents, copyrights or other forms of legal protection for the Improvements in any and all countries of the world.

24.	USE OF NAME; ADVERTISING: Supplier will not use lululemon athletica’s name, logos, trademarks or any other proprietary information for any purpose whatsoever, including in connection with advertising or publicity, without the prior written consent of lululemon athletica. Supplier will be liable to lululemon athletica for damages caused by the unauthorized use or other misappropriation of such names, logos, trademarks or other proprietary information by Supplier or its employees, subcontractors or agents and will pay reasonable legal fees and other costs lululemon athletica may incur in enforcing this provision.

25.	CONFIDENTIAL INFORMATION: Supplier acknowledges and agrees that all Confidential Information has been and will be received in the strictest confidence and will be held and used only in accordance with and subject to the terms of this Agreement. During the terms of this Agreement and at all times thereafter, Supplier will not disclose, and will maintain the confidentiality of, all Confidential Information. Supplier will use at least the same degree of care as it uses to protect its own confidential information, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information. Supplier will ensure that each of its employees, consultants, agents and representatives who have had or will have access to the Confidential Information comply with these confidentiality obligations. Supplier will not disclose or make available any Confidential Information to any subcontractor retained by Supplier without first obtaining (i) written consent from lululemon athletica and (ii) written agreement from the subcontractor to abide by these confidentiality obligations. All Confidential Information will be owned by and remain the sole and exclusive property of lululemon athletica. The foregoing obligations will not apply to any item of Confidential Information that Supplier can establish (i) is at the time of disclosure, or thereafter becomes, part of the public domain by any means other than Supplier’s breach of its obligations hereunder, (ii) was known to Supplier at the time of disclosure as evidence by Supplier’s written records or (iii) is, at any time, disclosed to Supplier by any third party having the right to disclose the same. To the extent that Supplier is required by law to disclose any Confidential Information it will be permitted to do so for the limited purpose so required provided that notice is first delivered to lululemon athletica in a timely manner so that it has the opportunity to contest the potential disclosure.

26.	RETURN OF CONFIDENTIAL INFORMATION: Upon termination of this Agreement or upon request by lululemon athletica, Supplier will promptly return to lululemon athletica all Confidential Information in Supplier’s possession, custody or control and cease any further use of the Confidential Information. For greater certainty, failure of lululemon athletica to make a request for the return of Confidential Information will not entitle Supplier to make any further use of the Confidential Information.

27.	ENFORCEMENT: Supplier acknowledges and agrees that lululemon athletica would be irreparably harmed and would have no adequate remedy at law for breach of the confidentiality provisions set out in this Agreement and that lululemon athletica will be entitled to injunctive or other affirmative relief, in addition to any of the rights or remedies otherwise available to lululemon athletica. Supplier’s obligations with respect to Confidential Information under this Agreement expire five (5) years from the date of this Agreement or the date of its disclosure hereunder, whichever is later (except for trade secrets, which will remain subject to the terms of this agreement for so long as they constitute trade secrets).

28.	GIFTS POLICY: Supplier acknowledges that it has received a copy of and has reviewed lululemon athletica’s policy regarding monetary and non-monetary gifts to its directors, officers and employees, and relatives, friends and associates of such individuals, a copy of which is attached as Appendix A hereto. Supplier understands this policy and will strictly comply with its terms and any amendments thereto provided by lululemon athletica from time to time hereafter. In addition to any other remedies it may have under this Agreement, lululemon athletica may terminate this Agreement and any Purchase Order if Supplier violates this policy.

29.	CODE OF CONDUCT: Supplier acknowledges that it has a received a copy of and had reviewed lululemon athletica’s code of conduct, a copy of which is attached as Appendix B hereto. Supplier understands this code of conduct and will strictly comply with its terms and any amendments thereto provided by lululemon athletica from time to time hereafter. Supplier will require and certify that all of its suppliers, contractors, subcontractors, employees and vendors that manufacture or assemble the Products or components of the Products comply with this code of conduct. Supplier will post this code in all areas where work is performed for lululemon athletica and will train employees on their rights and obligations defined by this code of conduct. Supplier will maintain such documents and records as are necessary to demonstrate compliance with this code of conduct and will make such documents and records available to lululemon or its agents upon request. In addition to any other remedies it may have under this Agreement, lululemon athletica may terminate this Agreement and any Purchase Order if Supplier violates this code of conduct or breaches the provisions of this Section 29.

30.	FORCE MAJEURE: Neither party will be liable to the other party for any delay or failure to perform its obligations under this Agreement where such delay or failure is caused by Force Majeure, provided that the party claiming Force Majeure notifies the other party as soon as reasonably possible specifying the nature and probable duration of the Force Majeure and makes reasonable commercial efforts to minimize the effects of the Force Majeure.

31.	SUBCONTRACTING: Supplier will not subcontract or purport to subcontract any of Supplier’s obligations under this Agreement without first obtaining lululemon athletica’s written consent. Supplier will provide lululemon athletica with the names, locations and other relevant details of any subcontractors Supplier proposes to use in connection with its obligations under this Agreement. Regardless of any subcontract to which lululemon athletica provides its consent, (i) Supplier will remain responsible for obligations under this Agreement performed by subcontractors to the same extent as if such obligations were performed by Supplier’s employees, including the obligations with respect to Confidential Information, (ii) Supplier will remain lululemon athletica’s primary point of contact with respect to the subject matter of this Agreement and (iii) Supplier will require all of its subcontractors to comply with all applicable terms of this Agreement, including the obligations with respect to Confidential Information. If consent is given for a subcontract on any particular occasion, it will still be required for all subsequent subcontracts.

32.	NO ASSIGNMENT. Supplier will not assign this Agreement to any other person, corporation or entity whatsoever without the prior written consent of lululemon athletica.

33.	AMENDMENTS AND WAIVERS: No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

34.	RELATIONSHIP BETWEEN THE PARTIES. Nothing in this Agreement creates any employment, partnership, joint venture, agency, franchise or sales representative relationship between the parties.

35.	FURTHER ASSURANCES: Each party hereto will at any time and from time to time, upon the reasonable request of the other party and at the other party’s expense, execute and deliver such further documents and do such further things as the other party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

36.	NOTICES: All notices or other communications required or permitted under this Agreement will be in writing and may be given by delivering or faxing same during normal business hours to the address or fax number set forth below (or to such other address or fax number as a party may specify by notice in writing to the other party). Any such notice or other communication will, if delivered, be deemed to have been given or made and received on the date delivered, and if faxed (with confirmation received), will be deemed to have been given or made and received on the day on which it was so faxed.

37.	SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

38.

GOVERNING LAW: JURISDICTION AND VENUE: Regardless of any conflict of law or choice of law principles that might otherwise apply, lululemon athletica and Supplier agree that this Agreement will be governed by and construed in all respects in accordance with the laws of the Province of British Columbia. Each of the parties also expressly agrees and acknowledges that the Province of British Columbia has a reasonable relationship to each of the parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, each of the parties agrees and consents to the non-exclusive jurisdiction of the courts of the Province of British Columbia located in Vancouver, British Columbia, Canada and irrevocably waives, to the fullest extent permitted by law (i) any objection that it may now or hereafter have to laying venue and any suit, action or proceeding brought in such court, (ii) any claim that any suit action or proceeding brought in such court has been brought in an inconvenient forum and (iii) any defence that it may now or hereafter have based on lack of personal jurisdiction in such forum.

39.	WAIVER OF TRIAL BY JURY: EACH OF THE PARTIES HEREBY AGREES THAT IT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

40.	ENTIRE AGREEMENT: This Agreement, including the documents described herein, is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all written, electronic, oral or other communications between the parties with respect to such subject matter.

41.	COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

42.	ELECTRONIC EXECUTION: Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

[SIGNATURE PAGE FOLLOWS]

LULULEMON ATHLETICA CANADA INC.	[**]
(print name of Supplier)

Per:	Per:

address:	address:

phone no.	phone no.

fax no.:	fax no.:

email:	email:

APPENDIX A to lululemon athletica Authorized Supplier Agreement

GIFTS POLICY

Relationship with persons or companies doing business with Lululemon

This shall set the policy of lululemon on the taking of gifts presented by our contract suppliers, our vendors, and any other companies or persons associated with lululemon in any business capacity. The following provisions apply to all lululemon employees.

In recognizing that in the culture and environment of certain countries, the giving of gifts is established custom, the following standards are established as guidelines to our employees.

1.	No employee of lululemon shall accept a cash gift at any time. Any employees offered a cash gift shall immediately report the fact to their manager and/or the Head of Global Sourcing & Manufacturing. In those instances when the return of cash gifts may result in undue embarrassment or the donor of the cash gift cannot be readily identified, these amounts must be turned over to the lululemon Chief Financial Officer for deposit into the company’s cash accounts.

2.	Gifts for relatives, friends, or other associates of lululemon employees cannot be accepted.

3.	With respect to non cash gifts to lululemon employees, these must be reported to the direct manager and/or Head of Global Sourcing & Manufacturing when the values exceed US$100. They will decide whether such items can be retained by the recipient or turned over to the custody of lululemon. Where there are questions regarding the value of the gifts, a report to the direct manager or Head of Global Sourcing & Manufacturing must be made.

APPENDIX B to lululemon athletica Authorized Supplier Agreement

CODE OF CONDUCT

At lululemon athletica, we value: Quality, Product, Integrity, Balance, Entrepreneurship, Fun and Greatness. When choosing vendors and manufacturers, we will work with people who have common values and operate using responsible business practices.

In our business, we can only deliver quality products if we retain satisfied employees who are treated with respect. Ultimately, our employees have a choice to work with us and we will only attract the best people if we are committed to fairness and honesty. As such, we select vendors that have open, direct relationships with their workers. We will choose vendors and manufacturers that manage their business within the following Workplace Code of Conduct.

Non-discrimination: No person shall be subject to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

Forced Labour: There shall not be any use of forced labour including prison, indentured or bonded labour.

Child Labour: No person shall be employed at an age younger than 16 or the age for completing compulsory education, or the local legal age limit, whichever is higher. As a measure of increased compliance to age standards, manufacturers shall not use homework of any kind for Lululemon production.

Harassment or Abuse: Every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse.

Health and Safety: Employers shall provide and promote a safe and healthy working environment. Employer has written health and safety policies and standards and implements system to reduce worker injury and accidents at employer workplace and living facilities.

Freedom of Association and Collective Bargaining: Employers shall recognize the right of employees to freedom of association and collective bargaining.

Wages and Benefits: Employers recognize that wages are essential to meeting employees’ basic needs. Employers shall pay employees, at least the minimum wage required by local law or the prevailing industry wage, whichever is higher, and shall provide legally mandated benefits.

Hours of Work and Overtime: Workers shall not be required to work more than 60 hours per week, including overtime, except in extraordinary circumstances. Local standards will apply in countries where the maximum workweek is less. Workers shall be entitled to at least one day off in every seven-day period. In accordance with country laws, employees shall be compensated for overtime hours at a premium above their regular hourly rate. Employer must keep complete and accurate employee work and pay records.

Environmental Responsibility: Manufacturers and vendors must be working towards environmental improvements (may include: waste reduction, pollution prevention, proper waste disposal, sustainable and efficient use of natural resources) in their operations.

Manufacturer agrees, in addition to complying with all applicable local laws, to comply with this Workplace Code of Conduct. Manufacturer agrees to maintain, on file, all documentation necessary to demonstrate compliance with this Code of Conduct and agrees to make these documents available for lululemon or its agents, and agrees to submit to inspections with or without prior notice.

lululemon athletica Amendment Agreement

This amendment agreement is made on April 20, 2011 between lululemon athletica canada inc. (“lululemon athletica”) and [**] (the “Supplier”) (the “Amendment Agreement)”).

Whereas:

(a)	lululemon athletica and the Supplier entered into a supply agreement on April 20, 2011 (the “Supply Agreement”);

(b)	lululemon athletica and the Supplier have agreed to modify and amend the Supply Agreement on the terms and conditions set forth herein;

Now therefore, in consideration of the recitals above, and of the mutual covenants and agreements contained in the Supply Agreement, the parties covenant and agree as follows:

1.1	If the Supplier ships Products to a Delivery Location located in the U.S., then the Supply Agreement shall be deemed to be as between the Supplier and lululemon usa inc.

1.2	If the Supplier ships Products to a Delivery Location located in Canada, then the Supply Agreement shall be deemed to be as between the Supplier and lululemon athletica canada inc.

1.3	Unless otherwise defined herein, all capitalized terms used in this Amendment Agreement shall have the meanings ascribed to them in the Supply Agreement.

1.4	All other terms of the Supply Agreement will remain in effect, unamended.

lululemon athletica canada inc.

Per:

[**]

Per:

lululemon athletica Amendment Agreement #2

This Amendment Agreement #2 is made on October 31, 2011 between lululemon athletica canada inc. (“lululemon athletica”) and [**](“Supplier”).

Whereas:

(a)	lululemon athletica and the Supplier entered into a Supply Agreement on April 20th, 2011 (the “Supply Agreement”);

(b)	lululemon athletica and the Supplier entered into an Amendment Agreement on April 20th, 2011 (the “Amendment Agreement”),

(c)	lululemon athletica’s affiliates intend to issue Purchase Orders pursuant to the Supply Agreement and the Supplier intends to fulfill such Purchase Orders;

(d)	lululemon athletica and the Supplier have agreed to modify and amend the Supply Agreement on the terms and conditions set forth herein;

Now therefore, in consideration of the recitals above, and of the mutual covenants and agreements contained in the Supply Agreement the parties covenant and agree as follows:

1.	Section 1 of the Supply Agreement is revised by adding the definition of “Affiliate” as subsection(s):

“Affiliate” means an affiliated body corporate as defined in the Canada Business Corporations Act, and in the case of lululemon athletica specifically includes, lululemon usa inc., ivivva athletica canada inc and ivivva usa inc.

2.	Section 1(o) of the Supply Agreement is revised to read: “Purchase Order” means a purchase order issued by lululemon athletica or its Affiliates to Supplier for the Purchase of Products, which complies with the terms and conditions set out in the Vendor Information Package.

3.	Section 4 of the Supply Agreement is revised to read as follows:

PURCHASE ORDERS: When lululemon athletica or its Affiliates elects to purchase Products from Supplier, lululemon athletica or its Affiliates will issue a Purchase Order. Purchase Orders will be deemed to be accepted by Supplier at the end of the third business day following Supplier’s receipt of the Purchase Order unless Supplier provides lululemon athletica with notice of its rejection of the Purchase Order prior to that time. Supplier will fulfill all Purchase Orders received from lululemon athletica or its Affiliates in accordance with the provisions of this Agreement and the Purchase Order and all such Purchase Orders will be governed by the terms of this Agreement. Supplier will not make substitutions or modifications to Products ordered unless lululemon athletica or its Affiliates has consented in writing to the modification. In the event that Products are ordered, sold or delivered without the issuance of a formal Purchase Order for any reason whatsoever, such order, sale or delivery will be subject to the terms of this Agreement. Notwithstanding any provision of this Agreement, lululemon athletica or its Affiliates will have no obligation to issue Purchase Orders. In the event of any conflict between the terms set out in any Purchase Order and the terms of this Agreement, the terms of the Purchase Order will govern.

4.	The parties agree to rescind the Amendment Agreement.

5.	All other terms of the Supply Agreement will remain in effect, unamended.

lululemon athletica canada inc.	Supplier

Per:	Per:

Name:	Name:

Title:	Title:

Date:	Date: